EXHBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
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ASHFORD PRIME ANNOUNCES AMENDMENTS TO PARTNERSHIP AGREEMENT

Enhanced Structure Will Create Better Alignment With Common Stockholders

Facilitates OP Unit Holders Ability to Vote in a Tax-Efficient Manner
DALLAS, Feb. 2, 2016 /PRNewswire/ -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced amendments to the partnership agreement for its operating partnership, Ashford Hospitality Prime Limited Partnership (“OP” or the “Operating Partnership”). The amendments will broaden the rights of the Company in the Operating Partnership in several important ways. The amendments will implement a process that will provide holders of limited partnership units in the Operating Partnership (“OP units”) the opportunity to vote together with the holders of the Company’s common stock in a tax-efficient manner, thereby aligning their economic and voting interests in the Company.
The Company believes that providing voting rights in a tax-efficient manner to OP unit holders will better align the Company with the guidelines of Institutional Shareholder Services (“ISS”) that promote the “one share, one vote” principle of stock ownership. As stated in the ISS policy manual, “…shareholders’ voting rights should be proportional to their economic interest in the company; each share should have one vote.”

Pursuant to the amendments to the partnership agreement, the partners of the OP have approved the following key changes, which will benefit the Company: the rights of the general partner to indemnification and advancement of expenses have been broadened; additional requirements have been added in order for the limited partners to redeem their limited partnership units; the requisite percentage required for the limited partners to call a special meeting of the partnership has been increased to 66 2/3%; the general partner has been granted additional time to obtain necessary approvals for issuing shares of common stock following a redemption of OP units; and the consent rights of the limited partners have been revised to require that notice of any objections be provided within a shorter period of time.
In return for approving these amendments, the holders of OP units will be provided with the opportunity to purchase preferred shares of the Company entitling the holders to vote on matters brought before stockholders of the Company on a one-for-one as-converted basis–without the potential negative tax effects of converting the OP units to common shares. In addition to the various benefits granted to the general partner, the Company believes the issuance of the voting preferred shares will advance the governance principle of aligning economic and voting interests in the Company. Preferred shares that are issued will be extinguished when the holders exercise their conversion rights.
While the holders of limited partnership units have the same economic rights as holders of the Company’s common stock, unless and until holders of such units exercise their right to convert the units into shares of common stock such holders would not otherwise have the right to vote on matters submitted to the Company’s stockholders. The issuance of the shares of preferred stock will permit holders of limited partnership units in the Operating Partnership to vote together with the holders of the Company’s common stock without being required to exercise their conversion rights and incur substantial taxes related to such conversions. The holders of the preferred stock will not be bound by any agreement to vote in any particular manner.
“In keeping with Ashford Prime’s commitment to strengthening corporate governance, the Board and management of Ashford Prime concluded that it is appropriate that OP limited partners have voting rights equal to their economic interests. The Company is pleased to be able to broaden the participation in the governance of the Company by these long-term investors in the Company, which include members of Ashford Prime’s senior management team,” said Monty J. Bennett, Ashford Prime's Chairman and Chief Executive Officer. “The amendments to the partnership agreement will provide the Company with increased rights in order to more efficiently manage the operating partnership.”
Collectively, OP limited partners hold OP units representing approximately 13.3% of Ashford Prime’s outstanding common stock on a diluted basis. Additional details about the partnership agreement amendments and the terms of the voting preferred stock will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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